Exhibit 10.8

FIRST AMENDMENT TO OFFICER EMPLOYMENT AGREEMENT

This is AMENDMENT NO. 1 (this “Amendment”) to that certain OFFICER EMPLOYMENT AGREEMENT effective as of April 27, 2018 (the “Employment Agreement”), by and between XOMA Corporation, a Delaware company, having an address of 2200 Powell Street, Suite 310, Emeryville, CA 94608 (“XOMA”) and Deepshikha Datta ("Employee"). Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

WHEREAS, the Parties desire to amend the terms of the Employment Agreement to amend Section 4(a) the Agreement to replace the separate target annual cash bonus of $100,000 that is tied to the deal-related component of the CAGs (to be determined from time to time by the Board) with a one-time stock option grant to purchase 24,000 shares of the Company’s common stock;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Amendment.  Pursuant to Section 13 of the Employment Agreement, the following sections of the Employment Agreement are hereby amended as follows:

(a)	Section 4(a) of the Employment Agreement, entitled “Compensation” is hereby amended and restated to read in its entirety as follows:

“Employee will receive for services to be rendered hereunder base salary paid at the rate of $325,000 per year, less applicable payroll deductions and withholdings (the "Base Salary"), paid on XOMA's ordinary payroll cycle. In addition, Employee shall be eligible to participate in XOMA's Corporate Achievement Goals plan ("CAGs"), as it may be amended from time to time in accordance with its terms, at an initial target annual rate of 35% of Employee's Base Salary; plus a one-time special grant of an option to purchase 24,000 shares of XOMA common stock of which one-third of such grant (i.e., 8,000 options) will vest on the first anniversary of the date of grant and the remaining options of which will vest in equal monthly increments over the next twenty four (24) months.”

Section 2. Effect of Amendment.  Except as expressly provided for herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

Section 3. Governing Law.  The validity, construction and interpretation of this Amendment and any determination of the performance which it requires shall be governed by and construed in accordance with the laws of the State of California without any reference to any rules of conflicts of laws.

Section 4. Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same Amendment. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to Officer Employment Agreement effective as of July 19, 2018.

EMPLOYEE	XOMA CORPORATION

By:
Deepshikha Datta	Name:	Jim Neal
	Title:	CEO

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